Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS RECORD RESULTS FOR 2016 AND ANNOUNCES A

7.4% INCREASE IN ITS ANNUAL DIVIDEND

Plano, TX, February 23, 2017 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three months and year ended December 31, 2016 and announced that its Board of Directors has increased its cash dividend by 7.4% to $1.16 per share of common stock on an annualized basis, effective immediately. The fourth quarter dividend of $0.29 will be paid on March 20, 2017 to stockholders of record on March 8, 2017.

Cinemark Holdings, Inc.’s total revenues for the three months ended December 31, 2016 were $700.9 million compared to $707.2 million for the three months ended December 31, 2015. For the three months ended December 31, 2016, admissions revenues were $424.4 million and concession revenues were $237.3 million. Average ticket price was $6.48 and concession revenues per patron was $3.62 for the three months ended December 31, 2016.

Net income attributable to Cinemark Holdings, Inc. for the three months ended December 31, 2016 was $77.0 million compared to $57.8 million for the three months ended December 31, 2015. The Company recorded a net income tax benefit of $2.2 million during the three months ended December 31, 2016, which was primarily a result of the implementation of a foreign holding and financing structure that increased the Company’s ability to use foreign tax credits that had previously carried a full valuation allowance. Diluted earnings per share for the three months ended December 31, 2016 was $0.66 compared to $0.50 for the three months ended December 31, 2015.

Adjusted EBITDA for the three months ended December 31, 2016 was $168.2 million compared to $174.8 million for the three months ended December 31, 2015. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at investors.cinemark.com.

“It was a banner year for the North American industry box office, achieving its 4th all-time high in the past 5 years,” stated Mark Zoradi, Cinemark’s Chief Executive Officer. “Cinemark’s domestic operations outperformed the North American industry box office by 100 basis points, and globally we set numerous records, including total revenues of nearly $3 billion, net income of $255 million and Adjusted EBITDA of more than $706 million. Furthermore, our ability to increase our dividend, while continuing to actively invest in growth initiatives, is indicative of the consistent strength of our balance sheet, as well as our confidence in Cinemark.”

Cinemark Holdings, Inc.’s total revenues for the year ended December 31, 2016 increased 2.3% to $2,918.8 million from $2,852.6 million for the year ended December 31, 2015. For the year ended December 31, 2016, admissions revenues increased 1.3% to $1,789.2 million and concession revenues increased 5.7% to $990.1 million. Average ticket price was $6.23 and concession revenues per patron was $3.45 for the year ended December 31, 2016.

Net income attributable to Cinemark Holdings, Inc. for the year ended December 31, 2016 was $255.1 million compared to $216.9 million for the year ended December 31, 2015. Diluted earnings per share for the year ended December 31, 2016 was $2.19 compared to $1.87 for the year ended December 31, 2015.

Adjusted EBITDA for the year ended December 31, 2016 increased 3.4% to $706.1 million from $682.8 million for the year ended December 31, 2015. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at investors.cinemark.com.

As of December 31, 2016, the Company’s aggregate screen count was 5,903 and the Company had commitments to open eight new theatres and 69 screens during 2017 and seven new theatres and 76 screens subsequent to 2017.

Conference Call/Webcast – Today at 8:30 AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 526 theatres with 5,903 screens in 41 U.S. states, Brazil, Argentina and 13 other Latin American countries as of December 31, 2016. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or communications@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 23, 2017 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Statement of Income Data:
Revenues
Admissions	$424,400	$429,758	$1,789,137	$1,765,519
Concession	237,305	232,780	990,103	936,970
Other	39,213	44,685	139,525	150,120

Total revenues	700,918	707,223	2,918,765	2,852,609

Cost of operations
Film rentals and advertising	229,554	232,334	962,655	945,640
Concession supplies	37,470	34,825	154,469	144,270
Salaries and wages	81,932	78,838	325,765	301,099
Facility lease expense	79,390	77,149	321,294	319,761
Utilities and other	90,420	86,649	355,926	355,801
General and administrative expenses	34,212	40,435	143,355	156,736
Depreciation and amortization	53,197	49,762	209,071	189,206
Impairment of long-lived assets	513	3,846	2,836	8,801
Loss on sale of assets and other	9,474	4,291	20,459	8,143

Total cost of operations	616,162	608,129	2,495,830	2,429,457

Operating income	84,756	99,094	422,935	423,152
Interest expense (1)	(26,333)	(27,811)	(108,313)	(112,741)
Loss on debt amendments and refinancing	(161)	–	(13,445)	(925)
Distributions from NCM	4,539	5,040	14,656	18,140
Foreign currency exchange gain (loss)	3,572	1,909	6,455	(16,793)
Other income	8,731	9,679	38,358	36,834

Income before income taxes	75,104	87,911	360,646	347,667
Income taxes	(2,183)	29,676	103,819	128,939

Net income	$77,287	$58,235	$256,827	$218,728
Less: Net income attributable to noncontrolling interests	282	484	1,736	1,859

Net income attributable to Cinemark Holdings, Inc.	$77,005	$57,751	$255,091	$216,869

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.66	$0.50	$2.19	$1.87

Diluted	$0.66	$0.50	$2.19	$1.87

Weighted average diluted shares outstanding	115,852	115,463	115,783	115,399

Other Financial Data:
Adjusted EBITDA (2)	$168,170	$174,752	$706,103	$682,782

(1)	Includes amortization of debt issuance costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is provided in the financial schedules accompanying this press release.

As of
December 31,
	2016	2015
Balance Sheet Data (unaudited, in thousands):
Cash and cash equivalents	$ 561,235	$ 588,539
Theatre properties and equipment, net	$ 1,704,536	$ 1,505,069
Total assets	$ 4,306,633	$ 4,126,497
Long-term debt, including current portion	$ 1,788,112	$ 1,781,335
Equity	$ 1,272,960	$ 1,110,813

Segment Information (1)

(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2016	2015	2016	2015
Revenues
U.S.	$ 553,328	$ 561,626	$ 2,230,693	$ 2,137,733
International	150,361	148,400	701,573	728,735
Eliminations	(2,771)	(2,803)	(13,501)	(13,859)

Total revenues	$ 700,918	$ 707,223	$ 2,918,765	$ 2,852,609

Adjusted EBITDA
U.S.	$ 139,395	$ 144,287	$ 548,413	$ 516,366
International	28,775	30,465	157,690	166,416

Total Adjusted EBITDA	$ 168,170	$ 174,752	$ 706,103	$ 682,782

Capital expenditures
U.S.	$ 67,053	$ 56,131	$ 242,271	$ 223,213
International	29,509	43,244	84,637	108,513

Total capital expenditures	$ 96,562	$ 99,375	$ 326,908	$ 331,726

(1)

For additional segment results and discussion, including a presentation of results for our international segment in constant currency, see the “Results of Operations” section of Item 7 in the Company’s Annual Report on Form 10-K filed February 23, 2017.

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Year ended
	December 31,		December 31,

	2016	2015	2016	2015
Net income	$77,287	$58,235	$256,827	$218,728
Income taxes	(2,183)	29,676	103,819	128,939
Interest expense	26,333	27,811	108,313	112,741
Other income	(12,303)	(11,588)	(44,813)	(20,041)
Loss on debt amendments and refinancing	161	—	13,445	925
Other cash distributions from equity investees (2)	12,255	6,348	21,916	19,027
Depreciation and amortization	53,197	49,762	209,071	189,206
Impairment of long-lived assets	513	3,846	2,836	8,801
Loss on sale of assets and other	9,474	4,291	20,459	8,143
Deferred lease expenses – theatres (3)	61	234	(50)	(874)
Deferred lease expenses – projectors (4)	(242)	(231)	(940)	(932)
Amortization of long-term prepaid rents (3)	470	460	1,826	2,361
Share based awards compensation expense (5)	3,147	5,908	13,394	15,758

Adjusted EBITDA (1)	$168,170	$174,752	$706,103	$682,782

(1)

Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, loss on debt amendments and refinancing, other cash distributions from equity investees, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(2)

Represents cash distributions received from equity investees that were recorded as a reduction of the respective investment balances. Adjusted EBITDA for the three months and year ended December 31, 2015 has been adjusted to reflect a comparable presentation.

(3)	Non-cash expense included in facility lease expense.
(4)	Non-cash expense included in other theatre operating expenses.
(5)	Non-cash expense included in general and administrative expenses.

5